Elevation Series Trust  485BPOS

Exhibit 99.COE

Code of Ethics

Policy

NPF, as a matter of policy and practice, and consistent with industry best practices and SEC requirements (SEC Rule 204A-1 under the Advisers Act, as well as Rule 17j-1 of the Investment Company Act), has adopted a written Code of Ethics covering all supervised persons.

The Code is based upon the principle that NPF and its employees owe a fiduciary duty to NPF’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

All supervised persons of the Firm are regarded as access persons for purposes of Advisers Act Rule 204A-1, with the exception of certain employees whose responsibilities are strictly clerical, as defined by the compliance personnel of NPF. In addition, for purposes of Investment Company Act Rule 17j-1, “Access Persons” shall include any director, officer, or trustee of the ETF, and any supervised person of NPF who has access to nonpublic information regarding the ETF’s portfolio holdings or recommendations. All such persons must comply with the reporting, pre-clearance, and trading procedures set forth in this Code.

Prohibited Practices

No Access Person shall, in connection with the purchase or sale of a security held or to be acquired by the ETF:

●	employ any device, scheme, or artifice to defraud the ETF;

●	make any untrue statement of a material fact to the ETF, or omit to state a material fact necessary to prevent misleading the ETF;

●	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the ETF.

In this policy, we will use these terms as defined below:

●	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members, and accounts in which an employee has a beneficial interest.

●	“Inside information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the ‘total mix’ of information available. Inside information includes NPF’s securities recommendations and client securities holdings and transactions.

●	“Insider trading” is trading while in possession of inside information or the communication of inside information to others.

●	“Supervised person” means any employee or partner of NPF, or any other person who is subject to NPF’s supervision and control.

No supervised person may trade, either personally or on behalf of others while in the possession of inside information, nor may any personnel of NPF communicate inside information to others in violation of the law. To protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

NPF has adopted the following principles governing personal investment activities by NPF’s supervised persons:

●	the interests of client accounts shall at all times be placed first;

●	all personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or abuse of an individual’s position of trust and responsibility; and

●	supervised persons must not take inappropriate advantage of their positions.

All employees are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Background

In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17j-1 under the Investment Company Act, requiring SEC advisers to adopt a code of ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel.

The Code of Ethics rule had an effective date of 8/31/2004 and a compliance date of 2/1/2005. Among other things, the Code of Ethics rule requires the following:

●	setting a high ethical standard of business conduct reflecting an adviser’s fiduciary obligations;

●	compliance with federal securities laws;

●	access persons to periodically report personal securities transactions and holdings, with limited exceptions;

●	prior approval for any IPO or private placement investments by access persons;

●	reporting of violations;

●	delivery and acknowledgement of the Code of Ethics by each supervised person;

●	reviews and sanctions;

●	recordkeeping; and

●	summary Form ADV disclosure.

In June 2019, the SEC issued the Commission Interpretation Regarding Standard of Conduct for Investment Adviser. While this statement did not impose any new obligations for investment advisers, this broad philosophical statement thoroughly explored the fiduciary duty owed by advisers to their clients. In this document, the SEC highlighted the relationship of the fiduciary standard to providing disinterested advice in the best interest of clients, the duty to seek best execution, and the duty to provide continuous advice and monitoring to clients. In addition, the SEC noted that the duty of loyalty is particularly stringent for advisors in the context of their disclosure obligations, which may not be couched in legalese or vagaries about the nature of their conflicts of interest.

Pursuant to Section 206 of the Advisers Act, both NPF and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that NPF has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

NPF and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	the duty to have a reasonable, independent basis for the investment advice provided;

●	the duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

●	the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

●	a duty to be loyal to clients.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.

Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all NPF’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for NPF or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and NPF to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and NPF may be sued by investors seeking to recover damages for insider trading violations.

Responsibility

The Compliance Manager has the primary responsibility for the preparation, distribution, administration, periodic reviews, and monitoring of our Code of Ethics, practices, disclosures, and recordkeeping.

The CCO has the primary responsibility for handling whistleblower reports and recommending sanctions and discipline to the management of NPF.

Procedure

NPF has adopted procedures to implement the firm’s policy on personal securities transactions and our Code of Ethics and conducts reviews to monitor and ensure the firm’s policy is observed, implemented properly and amended, as appropriate, which include the following:

Board Oversight

This Code of Ethics, and any material amendments, must be reviewed and approved by the ETF’s Board of Trustees, including a majority of the independent trustees. The CCO will provide the Board with an annual written report describing any violations of the Code and the sanctions imposed, along with an assessment of the adequacy and effectiveness of the Code.

Protection of Material Non-Public Information

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by NPF), while in the possession of material, nonpublic information, nor may any personnel of NPF communicate material, nonpublic information to others in violation of the law.

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Before executing any trade for yourself or others, including investment funds or private accounts managed by NPF (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and the Firm.

Restricted/Watch Lists

Although NPF does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

The CCO may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Preclearance of IPOs and Private Placements

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering (IPO) or Private Placement for his or her account, without the prior written approval of the CCO and/or his or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Personal Securities Trading and Disclosure Requirements

Each supervised person must disclose and regularly provide Holdings Reports and Transaction Reports for any account in which they have a direct or indirect beneficial ownership and through which securities can be purchased, sold or held.

Reporting & Pre-Clearance: ETF Holdings

●	Access Persons may not trade in any reportable security that is being considered for purchase or sale by the ETF without prior written pre-clearance from the CCO.

●	Access Persons are prohibited from engaging in personal transactions in any NPF-sponsored ETF, unless specifically exempted by the CCO.

Holdings Reports

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

●	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person is hired;

●	The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

●	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

●	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the reportable security at which the transaction was affected;

●	The name of the broker, dealer or bank with or through whom the transaction was affected; and

●	The date the report is submitted by the supervised person.

Exempt Transactions

A supervised person need not submit a report with respect to:

●	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

●	Transactions effected pursuant to an automatic investment plan;

●	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that NPF holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter. This exemption includes transaction in accounts managed with the assistance of NPF in which NPF would have access to such covered person’s trading information.

The Compliance Department will review personal securities transactions and holdings of all supervised persons periodically, but no less than quarterly.

Gifts & Entertainment Reporting Requirements

Supervised persons should not accept any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving NPF, or that others might reasonably believe would influence those decisions. Modest gifts and favors would not be regard by others as improper and may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practice is also permissible.

Access Persons must not accept gifts, favors, or entertainment that could reasonably be expected to influence their judgment regarding NPF or ETF business. Any gifts or gratuities exceeding an annual aggregate amount of $300 must be pre-cleared with the CCO and reported to the ETF’s Board as part of the annual compliance report.

If there are any questions or concerns about the appropriateness of any gift, please consult the CCO.

Whistleblower Policies

Reports of violations or suspected violations must be reported to the CCO or, provided the CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes she/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

All supervised persons shall promptly report to the CCO or, provided the CCO also receives such reports, to an alternate designee all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

Reporting & Recordkeeping: ETF-Related Records

●	As required by ICA Rule 17j-1(f), NPF will maintain:

○	a copy of this Code as approved by the ETF’s Board;

○	records of all Access Persons’ holdings and transaction reports;

○	records of any Code violations and the sanctions imposed;

○	copies of the Board’s approvals of this Code and any amendments.

NPF shall prepare and provide a report to the Board of Trustees each quarter that includes an overview of this Code of Ethics, reporting & monitoring thereof, any instances of violations and sanctions prescribed thereof, an assessment of adequacy for existing policy and any recommendations for amendment of the policies & procedures, and a certification by the CCO or designee as to the accuracy of the report.